Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

The purpose of this Code of Business Conduct and Ethics (the “Code”) is to provide guidance for all Directors and Employees (including Officers) of Coeur Mining, Inc. and its subsidiaries and affiliates throughout the world (the “Company”). All Company personnel are expected to maintain high ethical standards of conduct and to comply fully with applicable laws and governmental regulations. Day-to-day observance of this Code will support an attractive, healthy working environment for all Employees consistent with the Company’s core values, and further project a positive image of the Company to organizations with which the Company does business and the general public.

All Employees and Directors will receive or be provided with a copy of this Code, must read, understand and comply with this Code in all of the Company’s operations throughout the world, raise questions when in doubt about the best course of action, and report possible misconduct promptly after becoming aware of it. The Company does not tolerate acts of retaliation against any Director or Employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

This Code is in addition to other detailed policies that the Company may adopt from time to time. All Employees and Directors should read, understand and comply with any applicable detailed policies. References herein to the “Company” mean Coeur Mining, Inc. and all of its subsidiaries and affiliates; “Employees” means all employees of the Company, including, without limitation, the Chief Executive Officer and senior financial officers (e.g., principal financial officer, principal accounting officer, controller and other Employees performing similar functions); “Director” means any member of the Company’s Board of Directors; “Responsible Manager” means the top executive at the location where the Employee performs his or her duties; “General Counsel” means the person serving as the top legal counsel to the Company.

While this Code deals with major areas of concern, it cannot cover every situation that may arise. Employees and Directors are expected to exercise their own best judgment and discretion within the parameters of this Code, keeping in mind the high standards to which the Company is committed.

Procedures and Methods for Reporting Potential Violations and Ensuring Compliance

Every Employee and Director shall cooperate in assuring that any violation of this Code is brought to the attention of the appropriate person. Except as otherwise explicitly provided in this Code, if any Employee believes or suspects any possible misconduct, including unethical business practices, violations of this Code or Company violations of a law or regulation, or an Employee believes that he or she is being asked to engage in any such misconduct in the performance of duties for the Company, the matter must be promptly reported to the Employee’s supervisor or Responsible Manager.

If for any reason the Employee is uncomfortable reporting such matter to his or her supervisor or the Responsible Manager, then the Employee may report such matter on a confidential, anonymous basis without fear of dismissal or other retaliation by mail to General Counsel.

Employees may submit a written report of potential violations by mail to Casey M. Nault, Vice President, General Counsel and Secretary, at 505 Front Avenue, P.O. Box I, Coeur d’Alene, Idaho 83816-0316, United States of America, by email to CNault@coeur.com or by voicemail message on the whistleblower hotline. Employees also may submit a report involving the General Counsel directly to the Chair of the Audit Committee by sending the report to the same address and marking it as confidential and to be delivered directly to the Audit Committee Chair.

Whistleblower Hotline Phone Numbers by Country:

Argentina:	0800-444-3237
Bolivia:	800-100-436
Mexico:	001-877-636-2275
United States:	1-855-742-2085

No retaliation will be tolerated against an Employee or Director for reporting, in good faith, a potential violation, and any supervisor intimidating or imposing sanctions on any Employee or Director for reporting a matter in good faith will be disciplined. If an employee chooses to identify himself or herself, the confidentiality of the identity of the person making the report will be maintained to the maximum extent possible to the extent that it can do so consistent with the Company’s obligations to investigate and remedy the matter and , if appropriate, to report the matter to government officials. The General Counsel shall handle all Employee confidential reports in a timely manner and is responsible for advising the Audit Committee Chair or other appropriate Board Committee Chairperson regarding concerns raised by an Employee pursuant to this Code.

Any report of a potential violation should include, to the extent possible, the following:

•	A detailed description of the activity or issue;

•	The individuals involved;

•	Relevant time periods and locations;

•	Any immediate or urgent concerns;

•	Any additional information that is important and relevant to the report of potential misconduct.

Except as otherwise explicitly provided in this Code, if any Director believes or suspects any possible misconduct, including unethical business practices, violations of this Code or Company violations of a law or regulation, or a Director believes that he or she is being asked to engage in any such misconduct in the performance of duties for the Company, the matter must be promptly reported to the Chair of the Audit Committee or, if the matter involves the Chair of the Audit Committee, to the Chair of the Board of Directors.

An Employee or Director found to have violated this Code will be subject to appropriate disciplinary action, ranging from warnings to possible termination. In addition to the procedures set forth above, the Company has adopted the Procedures for Treatment of Reports of Potential Misconduct Policy that applies to all Employees and Directors. A copy of the policy has been distributed to all Employees and Directors, and additional copies may be obtained from the General Counsel.

Compliance With Laws and Regulations Generally

The Company insists that all of its business be conducted in compliance in all material respects, both in letter and spirit, with all applicable laws, rules and regulations. Further, it is the responsibility of every Employee and Director to comply with federal, state, local and foreign laws, rules and regulations in countries in which the Company operates. Although not all Employees and Directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the General Counsel or legal department, generally.

Failure to obey all laws and regulations violates this Code and may expose both the Company and responsible Employees or Directors to criminal or civil prosecution. Any illegal action will be dealt with swiftly and violations will be reported to the proper authorities.

Honest and Ethical Conduct

The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically. Each Employee and Director must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

Fair Dealings With Others

Each Employee and Director of the Company must deal fairly with the Company’s customers, suppliers, service providers, competitors, external advisers, employees, and anyone else with whom he or she has contact in the course of performing his or her job. No Employee or Director may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Health, Safety and Environmental Matters

A sound environmental, health and safety performance contributes to the Company’s competitive strength and benefits its stockholders and Employees. Employees are therefore expected to conduct operations on behalf of the Company with the highest regard for the quality of the environment. Translated into day-to-day activities, that means reporting unsafe working conditions, using resources efficiently, recycling as appropriate, handling any hazardous materials properly and handling and disposing of all materials and waste according to applicable laws and Company policies.

Maintaining a secure workplace safeguards the Company’s Employees, information and property. The Company is committed to complying with all laws and standards established by appropriate federal, state, and local governments and agencies (both United States and foreign) respecting discharges into water sources or the atmosphere or the disposal of solid and hazardous wastes. The Company has adopted an Environment, Health, Safety and Social Responsibility Policy that applies to all Employees and Directors. A copy of the policy has been distributed to all Employees and Directors, and additional copies may be obtained from the General Counsel.

Compliance with Securities Laws; Disclosures and Other Public Communications

The Company discloses information to the public on a regular basis. Employees responsible for making the Company’s periodic reports and other documents filed with the Securities and Exchange Commission (the “SEC”), including all financial statements and other financial information, , are responsible for preparing these disclosures in compliance with applicable securities laws and rules. The Company’s SEC filings and other public communications should contain full, fair, accurate, timely and understandable disclosures.

Each Employee who is involved in the Company’s disclosure process must: (a) be familiar with and comply with the Company’s accounting and disclosure rules and controls and procedures, and generally accepted accounting principles, and cooperate fully with the Company’s internal and external auditors; and (b) take all necessary steps such that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

Insider Information

Employees or Directors who are aware of material information regarding the Company or another public company which has not been disclosed to the public (i.e., facts which may affect the market price for that company’s securities and investors’ decisions to trade therein) must hold that information in strictest confidence and refrain from buying or selling or influencing the decisions of others to buy or sell the securities until such information has been publicly disclosed and enough time has elapsed to allow investors to react to the information. The Company has adopted an Insider Trading Policy that applies to all Employees and Directors. A copy of the policy has been distributed to all Employees and Directors, and additional copies may be obtained from the General Counsel.

Corporate Opportunities

Employees and Directors owe a duty to the Company to advance its business interests when the opportunity arises. As a result, Employees and Directors are prohibited from taking advantage for themselves (or for the benefit of friends or family members) of certain business opportunities in which the Company may be interested. Those business opportunities may include, but are not limited to: (i) personally taking advantage of any business opportunity that typically would be pursued by, or would be of interest to, the Company; (ii) personally taking advantage of any other business opportunity that the Company may want to take advantage of if the opportunity is discovered using Company assets, property, business contacts, information or position; or (iii) competing with or otherwise disadvantaging the Company. Employees and Directors may not use Company assets, property, information or position for personal gain. If an Employee or Director has any question regarding any potential business opportunity, he or she should consult with the General Counsel, prior to pursuing the opportunity.

Conflicts of Interest

Conflicts of interest arise when an Employee’s or Director’s personal interests (or the interests of a member of his or her family) interfere, or even appear to interfere, with the interests of the Company. A conflict of interest can arise when an Employee or Director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an Employee or Director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company. It is impossible to describe all situations that may cause or give the appearance of a conflict of interest; however, some examples of potential conflicts of interest include:

1.	Operating any outside business or accepting full-time, part-time, or temporary employment, including serving as an advisor or consultant, with (a) any organization that does business with the Company or is a competitor of the Company or (b) any outside business if the demands of the outside business would interfere with the Director or Employee’s responsibilities with the Company.

2.	Holding any financial interest, including stock ownership, in any outside business that might create the appearance of a conflict of interest.

3.	Seeking or accepting any personal loan or services from any outside business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses.

4.	Accepting any personal loan or guarantee of obligations from the Company, except to the extent such arrangements are legally permissible.

5.	Giving, offering, or promising, directly or indirectly, anything of value to any representative of a family member, an associate, a potential associate, or a financial institution in connection with any transaction or business that the Company may have with such family member, associate, potential associate, or financial institution.

Whether or not a conflict of interest exists or will exist can be unclear. Persons other than Directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, their supervisor, Responsible Manager or General Counsel. A supervisor or Responsible Manager may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the General Counsel with a written description of the activity and seeking the General Counsel’s written approval. If the supervisor or Responsible Manager is directly involved in the potential or actual conflict, the matter should instead be discussed directly with the General Counsel. Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Nominating and Corporate Governance Committee.

Protection and Proper Use of Company Information, Property and Information Systems

All Employees and Directors should protect the Company’s information and property and take responsibility for using it properly and efficiently. Theft, carelessness and waste have a direct impact on the Company’s profitability and are prohibited. All Company information and property should be used only for legitimate business purposes; incidental personal use is permitted only to the extent provided in this Code or in the Company’s other applicable policies.

Company Information

“Company Information” includes all proprietary information that is not generally available to or known by the public. It includes Intellectual Property (as defined below) as well as business and marketing plans, engineering and ideas, designs, databases, records, any non-public financial data or reports, and documents, emails, and other materials referencing or containing Company Information (and all derivative materials prepared from those documents). It includes information in any format: written, electronic, visual or oral. It also may include information that the Company develops, purchases or licenses It also includes information the Company receives from others, and information about third parties that Employees and Directors learn, from whatever source, in the course of performing their duties for the Company.

Company Information is a valuable asset and it may be commercially sensitive, confidential or legally privileged. The Company also may owe legal and contractual obligations of confidentiality to a third party in relation to confidential information of that party. Employees may obtain and use Company Information only to the extent needed to perform their jobs properly; and must protect Company Information against improper disclosure, theft or misuses. Accordingly, Employees cannot, directly or indirectly:

1.	Disclose any Company Information to others, including other Employees, unless they have a legitimate need to know it to perform their jobs and, if they are not Employees of the Company, have agreed to maintain its confidentiality;

2.	Use Company Information for any purpose other than its intended use;

3.	Copy any documents containing Company Information, or remove any documents or other records or copies from the work area, except as required to perform their jobs properly; or

4.	Dispose of Company Information inappropriately.

Any questions regarding confidentiality of any Company Information, use of Company Information, or disclosure of Company Information may be addressed to your supervisor, Responsible Manager or the office of the General Counsel.

Upon request or termination of employment, all Company Information must be returned to the Company. The Company has adopted a Records Management Policy which provides the procedures an Employee or Director must follow upon termination for the migration of records, including Company Information. A copy of the policy has been distributed to all Employees and Directors, and additional copies may be obtained from General Counsel.

Company Property

“Company Property” includes, without limitation, the Company’s equipment, computers, software, inventory, funds, office supplies, technologies, concepts, Intellectual Property, plans, lists, data, directories, samples, plans, ore, waste rock, precious metals concentrates and doré.

Employees may, from time to time, perform certain tasks and duties which result in the creation of patents, trademarks, service marks, copyrights, trade names, inventions, improvements, processes, formulas, trade secrets, mailing lists, know how, and proprietary or confidential information, all of which is herein referred to as “Intellectual Property.” Further, it is recognized that Employees may come in contact with such Intellectual Property in the course of their normal duties.

Intellectual Property, as described here, shall not be used for an Employee’s own benefit or purposes, nor given or sold to any third party either during or after employment with the Company, unless it can be clearly demonstrated that the Intellectual Property is in the public domain. If the Intellectual Property is created by an Employee, in whole or in part, within the scope of his or her employment, or by the Company while an Employee is employed by the Company, the Employee shall have no rights pertaining to that Intellectual Property. Such Intellectual Property is owned exclusively by the Company.

Company Information Systems

All of the Company’s information systems, including communications systems, magnetic media, e-mail, voice mail, and Intranet, Extranet and internet access systems are the Company’s property and generally must be used only for business activities. Incidental personal use is permissible as long as it does not consume more than a trivial amount of resources, does not interfere with productivity, does not preempt any business activity, is otherwise appropriate and reasonable and is consistent with the Company’s business values, this Code, and the Company’s other applicable policies. The Company reserves the right at any time to access, read, monitor, inspect and disclose the contents of, postings to and downloads from all of the Company’s information systems.

Employees may not use the Company’s information systems to access, view, post, store, transmit, download, or distribute any illegal, profane, obscene, derogatory, harassing, offensive or inappropriate materials. Additionally, no Employee may use these systems to send Company information or copyrighted documents that are not authorized for transmittal or reproduction.

The Company has adopted a Use of Company Computer Systems Policy, Use and Retention of Company Email Policy, and Use of Company Internet Resources Policy that applies to all Employees and Directors. Copies of the policies listed above have been distributed to all Employees and Directors, and additional copies may be obtained from General Counsel.

Visitors

No persons other than Company employees and those entering on Company business shall be allowed to enter a Company facility without authorization from the facility’s management. Examples of persons who are considered to be entering on Company business are truck drivers making deliveries or pickups, employees of an independent contractor doing construction work at the time, employees of other units and public utility employees. Examples of persons who are not on Company business are outside salespeople and soliciting agents, public officers or inspectors, visitors, persons seeking employment and persons desiring to see or interview employees.

No Company Information concerning financial, cost, metallurgical data, permitting, mining claims, operational performance or plans, safety or environmental performance or other Company Information that has not been publicly disclosed shall be given to any person visiting the operations of the Company unless specifically authorized by the General Counsel or unless the person visiting the unit is entitled to receive such information in the ordinary course of business. If there is any doubt as to whether a visitor is to be entitled to receive such information, the question shall be properly referred to the General Counsel for proper authorization.

Accuracy, Retention and Disposal of Records

Good business practice requires that certain Company records be retained for various time periods. Often, these are required by law, and it is the responsibility of each Employee to ensure that records are retained in compliance with applicable document retention policies established from time to time by the Company and in compliance with applicable laws. No one may falsify or improperly alter any information contained in the Company’s books, records and accounts. Documents that need not be kept should be disposed of in compliance with the Company’s retention policies. Where litigation or a government investigation is likely or ongoing, records may not be destroyed until the General Counsel advises that the matter has been concluded. For questions about record retention, contact the General Counsel, particularly if any litigation, investigation, or administrative action is (or may be) threatened or pending. The Company has adopted a Records Management Policy that applies to all Employees and Directors. A copy of the policy has been distributed to all Employees and Directors, and additional copies may be obtained from General Counsel.

Gifts and Entertainment; Business with Foreign Governments and Government Officials

Gifts and Entertainment to or from the Company’s customers, suppliers, partners, service providers, competitors, regulators and anyone else with whom an Employee has contact in the course of performing his or her job:

Cash, gifts, entertainment, travel, per diem reimbursements, or any other form of monetary or equivalent benefit may not be given or received by Employees or Directors as a reward,

encouragement or improper influence for preferential treatment, to or from, the Company’s customers, suppliers, partners, service providers, competitors, regulators and anyone else with whom he or she has contact in the course of performing his or her job. Any Employee or Director that wishes to give or receive modest gifts and entertainment, to or from, the Company’s customers, suppliers, partners, service providers, competitors, regulators and anyone else with whom he or she has contact in the course of performing his or her job, is subject to pre-approval by the Company’s management, and any approval may only be given outside of any actual or anticipated bidding/tendering process.

Business with foreign governments and government officials:

The Company will not tolerate efforts to obtain or retain business or other improper business advantages by making payments, giving gifts, or providing any other thing of value to officials of a government, a foreign political party, or a public international organization (“Foreign Government Official”) either to improperly influence their official acts or decisions, or to improperly induce them to use their influence to affect any governmental or other official act or decision. In addition, no Employee or Director may give anything of value to any person or firm where he or she has reason to believe that there is a probability that the thing of value will be passed on to a Foreign Government Official for improper purposes (e.g., payment of commissions to a sales representative with reason to believe that a portion of the commission will be provided to a government official).

It is the policy of the Company to comply with all applicable anticorruption laws. Most countries around the world have laws that prohibit making payments or giving anything of value to government officials to improperly influence such officials. The Company and any persons acting on its behalf are also subject to the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), which prohibits offering, promising, paying or providing, or authorizing the payment or providing of anything of value, directly or indirectly, to a Foreign Government Official to improperly influence the recipient to misuse his or her official position for the purpose of obtaining or retaining business for or with, or directing business to, any person, or obtaining any improper business advantage.

Accordingly, Employees and Directors must never give, offer, promise, or authorize any improper payments, such as bribes or kickbacks, or other improper inducements in connection with the Company’s business. In addition to facing disciplinary actions, including termination of employment for violations of this policy, Employees and the Company can face severe criminal penalties for violating the FCPA or local law. The Company has adopted an Anti-Corruption and Anti-Bribery Policy that provides further guidance, including relevant definitions, on anti-corruption law compliance and Company expectations, which applies to all Employees and Directors. A copy of the policy has been distributed to all Employees and Directors, and additional copies may be obtained from General Counsel.

Governmental Investigations

It is the Company’s policy to cooperate in the administration of all laws and regulations to which it is subject. Such cooperation, however, must be conducted in a manner that does not unduly interfere with the business of the Company nor jeopardize its legitimate interests. Employees who receive notice of any governmental investigation involving the Company or any request to testify in a legal proceeding with regard to the Company should promptly notify their supervisor, Responsible Manager and the General Counsel, as it is often in the interest of both the Employee and the Company to have counsel present for discussions with investigators.

All questionnaires or other requests for statistical information from any outside source, including federal, state or other governmental agencies, shall be forwarded to the Controller, who will consult with the General Counsel and Chief Financial Officer to decide whether and how the information requested shall be furnished.

Administration and Waivers

The Audit Committee of the Company’s Board of Directors is responsible for setting the standards of business conduct contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to the Company, the business practices within the Company’s industry, the Company’s own business practices, and the prevailing ethical standards of the communities in which the Company operates. This Code and any subsequent material amendments are subject to the approval of the Board. Administrative and non-material amendments may be approved by the Chief Executive Officer in consultation with the General Counsel.

The Audit Committee of the Company’s Board of Directors is responsible for overseeing the interpretation and enforcement of this Code. Only the Audit Committee (in the case of a violation by a Director or executive officer) and the General Counsel (in the case of a violation by any other person) may, in its sole discretion, waive provisions of this Code. All waivers of this Code for Directors and executive officers, or changes to this Code, must be publicly disclosed (to the extent required) in a manner that complies with the requirements of the SEC, the listing standards of the New York Stock Exchange and other applicable laws.

This Code is not an employment contract. By issuing this Code, the Company has not created any contractual rights.

Questions

The Company strongly encourages any Employee or Director, who has questions about this Code, to contact Tom T. Angelos, Senior Vice President and Chief Compliance Officer, or Casey M. Nault, Vice President and General Counsel, at 208-667-3511.

Acknowledgement

All Employees and Directors are expected to comply with all policies and procedures adopted by the Company. Each Employee and Director is expected to verify the receipt, review, understanding of and compliance with this Code upon employment with the Company or election to the Board, as applicable, annually thereafter, and at the time of any published revision.

Approved by the Board of Directors May 14, 2013